Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, August 2, 2011		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports
Second Quarter 2011 Results

—Announces Completion of Alltel Transition—

Second Quarter 2011 Financial Highlights:

•                  Total revenues were $193.8 million

•                  Wireless service revenues were $166.0 million, or 86% of total revenues

•                  Adjusted EBITDA was $32.0 million

•                  Operating income was $6.3 million

Beverly, MA (August 2, 2011) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the second quarter ended June 30, 2011 and announced the completion of the migration of its U.S. Wireless customer base to its own information technology systems and platforms.

“This was a period of significant accomplishment for ATN, as we completed the transition of our Alltel customers to our own operating platform, billing system and customer care centers in late July,” said Michael Prior, Chief Executive Officer.  “The completion of this conversion allows us to eliminate the overlapping expenses incurred under our Transition Services Agreement (“TSA”) with Verizon that have negatively affected our results over the past several quarters.  As anticipated, second quarter operating results included the largest expenses of our transition program, but resulted in only a modest sequential decline in margins for the period due to growth and cost efficiencies in other areas.   We were also pleased to see continued improvement in many of our retail wireless operating metrics, including ARPU and churn, particularly on the postpaid side.

“While the residual impact of TSA payments and overlapping transition expenses incurred in July will affect our third quarter of 2011 costs, with the transition now complete we expect U.S. Wireless segment margins to progressively improve in the second half of this year.

Second Quarter 2011 Financial Results

Total revenues for the second quarter were $193.8 million, compared to $164.7 million for the second quarter of 2010. The 18% increase over last year’s second quarter total revenues resulted primarily from the inclusion of a full quarter’s operations of the former Alltel wireless assets that the Company acquired on April 26, 2010. Total wireless service revenues represented $166.0 million, or 86% of total revenue.  U.S. Wireless service revenues were $147.3 million, or 76% of total revenues, for the quarter.

Adjusted EBITDA(1) for the 2011 second quarter was $32.0 million compared to $37.4 million in the 2010 second quarter and $35.4 million in the 2011 first quarter. Consistent with the past several quarters, second quarter 2011 U.S. Wireless segment results were impacted by significant costs associated with the transition of the acquired Alltel wireless assets. The Company estimates that duplicate transition-related expenses and the net impact of other one-time items were approximately $14.8 million in the second quarter as compared to $9.3 million in the first quarter of 2011.  The Company estimates that these Alltel transition costs will be in the range of $5 million to $6 million during the third quarter of 2011, representing the last period in which the Company will incur these costs.

Total operating income was $6.3 million compared to $7.8 million in last year’s second quarter and $10.4 million in the 2011 first quarter. Second quarter 2011 operating income included a $6.8 million increase in depreciation and amortization expenses over the prior year’s second quarter and $0.3 million in acquisition-related charges. Last year’s second quarter operating income included $11.0 million in acquisition-related charges due to the completion of the acquisition of Alltel wireless assets. Net income attributable to ATN’s stockholders was $1.8 million, or $0.12 per diluted share, as compared to $24.8 million, or $1.60 per diluted share, in the second quarter of 2010 and $4.5 million, or $0.29 per share in the 2011 first quarter.  Second quarter 2010 net income included a bargain purchase gain, net of taxes, of $27.0 million related to the Company’s acquisition of former Alltel Wireless assets.

“Our ability to build a sustainable domestic retail customer base has been significantly enhanced by the migration of our customers to our new customer care and information technology platform,” Mr. Prior noted.  “While our focus continues to be on providing superior customer experience, network quality and coverage, we look forward to taking full advantage of the strong marketing expertise we have within our organization to launch new offerings and promotions customized for our subscribers’ needs.  Looking forward, we expect subscriber metrics and retail operating margins to progressively improve in the next few quarters as we work toward optimizing our service offerings and our cost structure.

“The merger of our Bermuda wireless business, CellOne, with M3 Wireless, a leading wireless provider in Bermuda, was also completed during the second quarter and is expected to be accretive before the end of 2011.  A re-branding and new marketing campaign has been well received by customers, and we expect to see continuing growth in Island Wireless revenues as a result of the transaction,” Mr. Prior noted.

Second Quarter 2011 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses amounted to $147.3 million in the second quarter of 2011, compared to $121.1 million in the second quarter of 2010.

U.S. retail wireless service revenues were $95.4 million for the quarter ended June 30, 2011, a decrease of 4% from the $99.7 million reported in the quarter ended March 31, 2011.   Service revenue declines in the second quarter were a result of a decline in the number of subscribers as the Company continued to experience net subscriber attrition through the transition period. At the end of the second quarter of 2011, the Company had approximately 639,000 U.S. retail subscribers, of which approximately 493,000 were postpaid subscribers and approximately 146,000 were prepaid subscribers.  The Company acquired its U.S. retail wireless business on April 26, 2010, and revenue for this business for the quarter ended June 30, 2010 was $81.5 million. Additional operating data on our U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $51.9 million, an increase of 31% over the $39.6 million reported in the second quarter of 2010.  Data revenues accounted for 42% of wholesale wireless revenues for the quarter, compared to 24% a year earlier.  Data volume growth and seasonality, as well as a slightly larger network coverage area, helped offset the impact of rate reductions for voice and data roaming such that wholesale revenue increased 16% over the first quarter of 2011.  As expected, wholesale revenues in legacy “roam only” markets were impacted by

(1)          See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

revenue lost as a result of AT&T’s acquisition and network conversion of certain former Alltel markets.  The Company expects this network conversion to continue to negatively impact wholesale wireless revenues in coming quarters, although to an increasingly lesser degree than experienced in the second quarter of 2011.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including the U.S. Virgin Islands. Total revenues from international wireless amounted to $18.7 million in the second quarter of 2011, an increase of $6.1 million, or 48%, over the $12.6 million reported in the second quarter of 2010. This increase resulted from the Company’s merger with M3 Wireless, Ltd. on May 2, 2011, the acquisition of wireless operations in Aruba which occurred at the end of the second quarter of 2010, and growth in the number of wireless subscribers in Guyana and the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls in and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline amounted to $20.9 million in the second quarter of 2011, a decrease of $2.3 million from $23.2 million reported in the second quarter of 2010.  The decrease resulted from a decline in long distance revenue in Guyana, which was partially offset by data revenue growth in Guyana and growth in capacity sales in New York State.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended June 30, 2011 are as follows:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$153,248	$22,751	$12,681	$5,073	$—	$193,753
Adjusted EBITDA	23,870	11,197	216	842	(4,162)	31,963
Operating Income (Loss)	6,507	6,640	(2,440)	51	(4,481)	6,277

(1)          Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2011 were $46.8 million. Long-term debt was $289.7 million. For the second quarter, net cash provided by operating activities was $22.0 million and was $43.0 million for the first half of 2011.  Second quarter capital expenditures were $29.2 million, and $45.4 million for the first half of 2011. Consistent with previous indications, the Company expects full year 2011 capital expenditures to approximate $105 to $120 million, of which $70 to $80 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Wednesday, August 3, 2011 at 9:30 a.m. Eastern Time (ET) to discuss its second quarter results for 2011. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 85140968.  A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) August 3, 2011.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses and other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in businesses that we may or have acquired. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30, 2011	December 31, 2010
Assets:
Cash and Cash Equivalents	$46,777	$37,330
Other Current Assets	123,832	116,959

Total Current Assets	170,609	154,289

Fixed Assets, net	474,959	463,891
Goodwill and Other Intangible Assets, net	194,281	187,762
Other Assets	23,994	22,254

Total Assets	$863,843	$828,196

Liabilities and Stockholders’ Equity:
Current Portion of Long Term Debt	$17,791	$12,194
Other Current Liabilities	122,871	126,108

Total Current Liabilities	140,662	138,302

Long Term Debt, Net of Current Portion	289,691	272,049
Other Liabilities	87,353	88,809

Total Liabilities	517,706	499,160

Total Atlantic Tele-Network, Inc.’s Stockholders’ Equity	288,061	283,768
Non-Controlling Interests	58,076	45,268

Total Equity	346,137	329,036

Total Liabilities and Stockholders’ Equity	$863,843	$828,196

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010 (a)	2011 (a)	2010 (a)
Revenues:
U.S. Wireless Services:
Retail	$95,410	$81,503	$195,079	$81,503
Wholesale	51,870	39,550	96,567	62,486
International Wireless	18,714	12,575	33,657	23,492
Wireline	20,886	23,230	41,557	43,751
Equipment and Other	6,873	7,831	15,048	8,288
Total Revenue	193,753	164,689	381,908	219,520

Operating Expenses:
Termination and Access Fees	54,757	44,590	106,662	55,812
Engineering and Operations	21,897	17,893	43,802	24,337
Sales, Marketing and Customer Service	36,400	23,804	68,508	27,198
Equipment Expense	17,964	17,585	39,156	18,298
General and Administrative	30,773	23,460	56,386	34,234
Acquisition-Related Charges	316	11,041	567	15,834
Depreciation and Amortization	25,369	18,542	50,160	28,611

Total Operating Expenses	187,476	156,915	365,241	204,324

Operating Income	6,277	7,774	16,667	15,196

Other Income (Expense):
Interest Income (Expense), net	(4,150)	(2,303)	(7,842)	(3,416)
Other Income	4	226	599	230
Equity in Earnings of Unconsolidated Affiliates	239	290	755	290
Bargain Purchase Gain, net of taxes of $18,016	—	27,024	—	27,024

Other Income (Expense), net	(3,907)	25,237	(6,488)	24,128

Income Before Income Taxes	2,370	33,011	10,179	39,324
Income Taxes	1,052	7,969	4,882	10,425

Net Income	1,318	25,042	5,297	28,899
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	497	(238)	1,015	(90)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$1,815	$24,804	$6,312	$28,809

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.12	$1.62	$0.41	$1.89
Diluted	$0.12	$1.60	$0.41	$1.86
Weighted Average Common Shares Outstanding:
Basic	15,394	15,300	15,389	15,280
Diluted	15,497	15,478	15,491	15,463

(a)          Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2011	2010

Net Income	$5,297	$28,899
Gain on Bargain Purchase, Net of Tax	—	(27,024)
Depreciation and Amortization	50,160	28,611
Change in Working Capital	(18,412)	19,549
Other	5,984	10,703

Net Cash Provided by Operating Activities	43,029	60,738

Capital Expenditures	(45,428)	(51,995)
Acquisitions of Businesses, Net of Cash Acquired	—	(221,306)
Cash Acquired in Business Combinations	4,087	—
Other	467	2,805

Net Cash Used by Investing Activities	(40,874)	(270,496)

Borrowings Under Credit Facility	23,095	190,000
Principal Repayments of Long Term Debt	(6,516)	(3,721)
Payment of Debt Issuance Costs	(931)	(3,053)
Dividends Paid on Common Stock	(6,771)	(6,111)
Distributions to Non-Controlling Interests	(1,607)	(861)
Other	22	902

Net Cash Used by Financing Activities	7,292	177,156

Net Change in Cash and Cash Equivalents	9,447	(32,602)

Cash and Cash Equivalents, Beginning of Period	37,330	90,247

Cash and Cash Equivalents, End of Period	$46,777	$57,645

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010	MAR 2011	JUN 2011

Beginning Subscribers	827,370	807,327	766,556	717,745	674,080
Prepay	242,385	230,334	216,854	194,795	169,673
Postpay	584,985	576,993	549,702	522,950	504,407

Gross Additions	44,208	64,118	51,882	46,680	38,859
Prepay	25,892	37,527	27,136	19,922	13,951
Postpay	18,316	26,591	24,746	26,758	24,908

Net Additions	(20,043)	(40,771)	(48,811)	(43,665)	(35,241)
Prepay	(12,051)	(13,480)	(22,059)	(25,122)	(23,819)
Postpay	(7,992)	(27,291)	(26,752)	(18,543)	(11,422)

Ending Subscribers	807,327	766,556	717,745	674,080	638,839
Prepay	230,334	216,854	194,795	169,673	145,854
Postpay	576,993	549,702	522,950	504,407	492,985

Note: Beginning subscribers for quarter ended June 30, 2010 are as of April 30, 2010 following the close of the Alltel transaction on April 26, 2010.

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	JUN 2010	SEP 2010	DEC 2010	MAR 2011	JUN 2011

Average Subscribers (weighted monthly)	821,637	786,295	741,228	695,399	655,292

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$45.13	$45.67	$45.88	$47.23	$47.90

• Postpaid Subscriber ARPU	$53.85	$53.81	$53.71	$53.78	$54.47

Monthly Postpay Subscriber Churn	2.24%	3.16%	3.18%	2.93%	2.42%

Monthly Blended Subscriber Churn	3.85%	4.41%	4.48%	4.29%	3.73%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2010 and 2011

Three Months Ended June 30, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$24,804
Net Income Attributable to Non-Controlling Interests, net of tax						238
Income Taxes						7,969
Equity in Earnings of Unconsolidated Affiliates						(290)
Other Income						(226)
Bargain Purchase Gain, net of taxes of $18,016						(27,024)
Interest Expense, net						2,303
Operating Income (Loss)	$16,834	$7,899	$3	$(586)	$(16,376)	$7,774
Depreciation and Amortization	12,527	4,245	727	965	78	18,542
Acquisition-Related Charges	—	—	—	—	11,041	11,041
Adjusted EBITDA	$29,361	$12,144	$730	$379	$(5,257)	$37,357

Three Months Ended June 30, 2011

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$1,815
Net Loss Attributable to Non-Controlling Interests, net of tax						(497)
Income Taxes						1,052
Equity in Earnings of Unconsolidated Affiliates						(239)
Other Income						(4)
Interest Expense, net						4,150
Operating Income (Loss)	$6,507	$6,640	$51	$(2,440)	$(4,481)	$6,277
Depreciation and Amortization	17,363	4,557	791	2,438	220	25,369
Acquisition-Related Charges	—	—	—	218	99	317
Adjusted EBITDA	$23,870	$11,197	$842	$216	$(4,162)	$31,963